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EXHIBIT 21

             SUBSIDIARIES OF THE COMPANY

                                          State/Country of
Name                                      Incorporation
----                                      ----------------

Advanced Materials, Inc.                  California

Condor Utility Products                   California

Advanced Materials FSC                    Bermuda

Advanced Materials, Inc. LTD.             Ireland